Exhibit 99.2

CONSENT OF BOARD NOMINEE

I hereby consent to being named as a nominee to the board of directors of Oracle Healthcare Acquisition Corp. (“Oracle”) in the Registration Statement on Form S-4 to be filed by Oracle, and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the proxy statement/prospectus contained therein).

Date: December 3, 2007

/s/ Stanley N. Lapidus
Stanley N. Lapidus